EXHIBIT 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

DRAFT
FOR IMMEDIATE RELEASE
CONTACT: John Erickson, Chief Financial Officer	(301) 951-6122

American Capital Declares $0.69 Q3 Dividend,

Reports Q2 Financial Results

Bethesda, MD – August 5, 2003 - American Capital Strategies, Ltd. (Nasdaq: ACAS) announced today its Board of Directors has declared a third quarter 2003 dividend of $0.69 per share, payable on October 1, 2003 to record holders as of September 18, 2003.  This dividend is a 5% increase over the third quarter 2002 regular dividend of $0.66 per share.  American Capital has paid a total of $342 million in dividends, and paid or declared $12.37 per share since its August 1997 IPO.

In addition, American Capital announced today its results for the quarter ended June 30, 2003.  Net operating income (NOI) for the quarter increased 24% to $31 million compared to $25 million for second quarter 2002.  On a diluted per share basis, NOI for the quarter decreased 13% to $0.56 per share compared to $0.64 per share for second quarter 2002.

“In a challenging investment environment, when dividends are valued more than ever, we are proud to have increased our dividend to $0.69 declared for the third quarter”, reported Malon Wilkus, Chairman, President and CEO.  “However, our NOI declined from the first quarter by nine cents due, in substantial part, to issuing 6.7 million common shares at the end of the first quarter, a 14% increase in shares outstanding.  We de-levered our balance sheet to 0.54 to 1.00 debt to equity, due to the uncertainties of war and its potential negative impact on the capital markets and the economy.  This was the prudent decision.  We are particularly pleased to report that we had our largest realized gains in our history at $0.44 per share, bringing our total NOI and net realized gains to $1.00 per share this quarter.  Finally, we continue to be confident in achieving our plan for the year.”

The net increase in shareholders’ equity resulting from operations (NOI plus net unrealized appreciation and depreciation and net realized gains and losses of the Company’s assets) for the second quarter was $26 million, or $0.48 per diluted share, compared to a net increase in shareholders’ equity resulting from operations of $12 million, or $0.32 per diluted share, in second quarter 2002.

Washington, D.C.     New York    San Francisco      Dallas     Chicago     Los Angeles     Philadelphia

“During the second quarter, we completed our fourth term debt securitization issuing $239 million of investment grade securities,” commented Chief Financial Officer, John Erickson.  “The structure of the securitization improved over our previous transactions, an indication of the performance of the assets in previous securitizations as well as the credit quality of the portfolio today.  While the overall loan grade of the portfolio remains at 3.0, we experienced an increase in our non-accruing assets this quarter to $123 million.  This performance continues to reflect the soft economic environment and is principally from portfolio companies that were originated prior to the economic downturn.  Approximately $850 million, or 60%, of our total investments have been made since the recession ended.  In these investments, we had the ability to evaluate the companies’ performance through the recession, and we are enjoying the benefit of more conservative capital structures.  Our operations team continues to work aggressively to preserve or improve value in our underperforming portfolio companies.”

In second quarter 2003, American Capital invested $204 million composed of $96 million of senior debt (including $16 million of unfunded commitments), $89 million of subordinated debt, $6 million of preferred stock, $9 million of common stock warrants and $4 million of common stock.  Five investments, totaling $106 million, were investments in private equity buyouts.  The multiple for these investments on a weighted average basis was 4.4 times last twelve months (LTM) adjusted earnings before interest, taxes, depreciation and amortization (EBITDA).  One investment, totaling $45 million, was an investment in an American Capital buyout of an existing portfolio company.  Total invested assets increased 41% to $1.6 billion at June 30, 2003 as compared to $1.1 billion at June 30, 2002.

 “In the first half of 2003, our deployment of capital in new portfolio companies has predominately supported private equity buyouts, although we remain committed to executing American Capital sponsored buyouts when the opportunity conforms to our risk and return parameters,” said COO Ira Wagner.  “Consistent with our buyout capabilities, we took majority control in one portfolio company and invested in a strategic acquisition for another company we control.  Subsequent to the end of the second quarter, American Capital sponsored two buyouts in July that would have increased the fee income in the second quarter had they closed in June as originally expected.  Demand for our capital remains exceptionally strong and the volume of our investment opportunities continues to grow.”

The weighted average interest rate on the total new capital invested in debt securities during the quarter was 12.8%.  The weighted average effective interest rate on American Capital’s total capital invested in debt securities as of June 30, 2003 was 12.2%.  As of June 30, 2003, loans from ten portfolio companies totaling $123 million were on non-accrual.  Delinquent and non-accruing loans totaled $134 million, or 10% of total loans, at June 30, 2003 compared to $133 million, or 11% of total loans, at March 31, 2003.  At June 30, 2003, the weighted average loan grade of American Capital’s loan portfolio remained at 3.0 on a scale of 1 to 4, with 4 being the highest quality.

In second quarter 2003, American Capital experienced net realized gains of $24 million.  The Company’s gains resulted primarily from the exit and repayment of the Weston investment, reaping a compounded annual return of 68%.  Since the Company’s August 1997 IPO, cumulative net realized gains have totaled $21 million.  Net unrealized depreciation totaled $28 million for the quarter, consisting of unrealized appreciation of $42 million at 17 portfolio companies, $42 million of unrealized depreciation at 18 portfolio companies, $21 million unrealized depreciation resulting from the recognition of realized gains, and $7 million of depreciation on interest rate swaps.  Interest rate swaps are required by American Capital’s loan agreements and asset securitizations to lock in interest rate spreads on the securitized investments and reduce interest rate risks.  They appreciate or depreciate based on relative market interest rates.  Their fair value will resolve to zero if held to maturity.  Since the Company’s August 1997 IPO, cumulative net unrealized depreciation totals $154 million, $115 million excluding interest rate swaps.

Since its August 1997 IPO, American Capital has invested nearly $2.0 billion in 94 portfolio companies.  As of June 30, 2003, American Capital shareholders have enjoyed a total return of 177% since the Company’s IPO -- an annualized return of 19%, assuming reinvestment of dividends.  American Capital has paid a total of $342 million in dividends and paid or declared $12.37 per share since its August 1997 IPO at $15 per share.

Financial highlights for the quarter are as follows.

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Cash and cash equivalents	$50,342	$13,080
Investments at fair value (cost of $1,554,262 and $1,334,987, respectively)
Non-Control/Non-Affiliate investments	700,062	557,490
Control investments	622,454	671,141
Affiliate investments	120,566	52,083
Interest rate swaps	(39,393)	(32,255)
Total investments at fair value	1,403,689	1,248,459
Interest receivable	12,181	11,552
Other	42,036	45,432
Total assets	$1,508,248	$1,318,523

Liabilities and Shareholders’ Equity
Revolving credit facility	$114,500	$255,793
Notes payable	495,991	364,171
Accrued dividends payable	—	869
Other	7,743	10,031
Total liabilities	618,234	630,864
Commitments and Contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5,000 shares authorized, 0 issued and outstanding	—	—
Common stock, $.01 par value, 70,000 shares authorized, 55,899 and 44,450 issued, and 54,918 and 43,469 outstanding, respectively	549	435
Capital in excess of par value	1,058,622	812,150
Notes receivable from sale of common stock	(9,006)	(9,021)
Distributions in excess of net realized earnings	(5,862)	(25,718)
Net unrealized depreciation of investments	(154,289)	(90,187)
Total shareholders’ equity	890,014	687,659
Total liabilities and shareholders’ equity	$1,508,248	$1,318,523

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

OPERATING INCOME:
Interest and dividend income

Non-Control/Non-Affiliate investments	$21,483	$18,943	$41,384	$35,957
Control investments	16,432	13,202	33,436	25,335
Affiliate investments	3,196	19	4,672	482
Interest rate swap agreements	(4,441)	(2,439)	(8,117)	(3,781)
Total interest and dividend income	36,670	29,725	71,375	57,993
Fees
Non-Control/Non-Affiliate investments	1,725	2,445	8,584	3,115
Control investments	3,854	1,785	5,352	5,488
Affiliate investments	956	223	958	223
Total fee income	6,535	4,453	14,894	8,826
Total operating income	43,205	34,178	86,269	66,819
OPERATING EXPENSES:
Interest	3,733	3,150	7,744	5,386
Salaries and benefits	4,104	4,190	8,778	8,515
General and administrative	4,575	2,190	8,191	5,019
Stock-based compensation (1)	235	—	235	—
Total operating expenses	12,647	9,530	24,948	18,920

NET OPERATING INCOME	30,558	24,648	61,321	47,899
Net realized gain (loss) on investments
Non-Control/Non-Affiliate investments	43	478	2,482	535
Control investments	24,167	(1,298)	25,633	(1,298)
Affiliate investments	—	605	—	605
Total net realized gain (loss) on investments	24,210	(215)	28,115	(158)

Net unrealized depreciation of investments
Non-Control/Non-Affiliate investments	8,881	(1,334)	(663)	(14,958)
Control investments	(30,545)	(1,605)	(57,509)	(9,780)
Affiliate investments	(132)	130	1,207	130
Interest rate swap agreements	(6,663)	(9,372)	(7,137)	(7,264)
Total net unrealized depreciation of investments	(28,459)	(12,181)	(64,102)	(31,872)

NET INCREASE IN SHAREHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$26,309	$12,252	$25,334	$15,869

NET OPERATING INCOME PER COMMON SHARE:

Basic	$0.56	$0.65	$1.20	$1.27

Diluted	$0.56	$0.64	$1.19	$1.24

NET EARNINGS PER COMMON SHARE:
Basic	$0.48	$0.32	$0.50	$0.42
Diluted	$0.48	$0.32	$0.49	$0.41

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	54,824	37,802	51,129	37,640
Diluted	55,033	38,712	51,319	38,547

DIVIDENDS DECLARED PER COMMON SHARE	$0.68	$0.63	$1.35	$1.22

(1) Beginning in second quarter 2003, American Capital adopted FASB Statement No.123 “Accounting for Stock-Based Compensation” for accounting of stock options for all options granted in 2003 and forward as permitted under FASB Statement No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure – An Amendment to FASB Statement No. 123.”  Pursuant to FASB No. 123, the estimated fair value of the stock options are expensed over the vesting period of the options.

Portfolio Statistics On a Weighted Average Basis ($ in millions, unaudited):	Pre-1999 Static Pool		1999 Static Pool		2000 Static Pool		2001 Static Pool		2002 Static Pool		2003 Static Pool		Aggregate

Original Investments and Commitments at Cost	$171		$178		$276		$390		$573		$382		$1,970
Total Exits and Prepayments	$88		$42		$88		$116		$42		$—		$376
Total Interest, Dividends and Fees Collected	$76		$70		$71		$85		$62		$16		$380
Total Net Realized (Loss) Gain on Investments	$6.3		$7.0		$(25.0)		$32.4		$0.2		$—		$20.9
Current Cost of Original Investments	$108		$141		$204		$251		$525		$325		$1,554
Fair Value of Investments	$80		$121		$142		$247		$528		$325		$1,443
Non-Accruing Loans at Cost	$30		$13		$65		$15		$—		$—		$123
Equity Interest at Fair Value	$7		$27		$32		$51		$119		$24		$260
Debt to EBITDA(1)(2)	8.5	x	5.5	x	6.4	x	5.7	x	5.3	x	4.8	x	5.5	x
Interest Coverage(1)	1.4	x	2.8	x	2.4	x	2.0	x	2.6	x	2.8	x	2.5	x
Debt Service Coverage(1)	1.1	x	1.5	x	1.2	x	1.3	x	1.8	x	2.4	x	1.7	x
Loan Grade(1)	2.7		3.0		2.8		2.9		3.0		3.0		3.0
Average Age of Companies	38 yrs		58 yrs		39 yrs		46 yrs		34 yrs		35 yrs		39 yrs
Average Sales(3)	$77		$106		$115		$130		$51		$142		$97
Average EBITDA(4)	$4		$13		$21		$16		$7		$19		$13
Ownership Percentage	67%		47%		39%		41%		47%		18%		40%
% with Senior Lien(5)	19%		7%		3%		44%		21%		33%		24%
% with Senior or Junior Lien(5)	41%		51%		81%		79%		80%		67%		71%
Total Sales(3)	$434		$869		$579		$1,325		$1,185		$2,007		$6,399
Total EBITDA(4)	$11		$80		$100		$169		$162		$263		$785

(1)                                  These amounts do not include investments in which the Company owns only equity.

(2)                                  For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.

(3)                                  Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.

(4)                                  EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.

(5)                                  As a percentage of the Company’s total debt investments.

Additional Dividend Information:

American Capital provides the estimated tax characteristics of its dividend on a quarterly basis and those estimates are subject to recharacterization.  Dividends declared year-to-date, of $2.04 per share, are expected to be a distribution of ordinary income.  The actual tax characteristics will be reported to each shareholder on a Form 1099.

A summary of American Capital’s dividend history follows.  For further dividend history, please visit our website.  American Capital offers a Dividend Reinvestment Plan (DRIP).  For more information regarding this Plan, please visit our website or call its Shareholder Relations Department at (301) 841-1359.

AMERICAN CAPITAL’S DIVIDEND HISTORY

$12.37 Declared Since August 1997 IPO

Year/Quarter	Dividend Amount	%Change Over Prior Year Quarter, Prior Year Total	Extra Dividend	Total
2003
Q3	$0.69	5%		$2.04
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$.02	$2.57
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total				$12.37

American Capital invites its prospective shareholders, shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, August 6 at 11:00 am ET.  The dial in number is 888-428-4479.  International callers should dial 612-288-0318.  Please advise the operator you are dialing in for the American Capital Shareholder Call.

During the Shareholder Call, we invite you to turn to our shareholder website, www.ACAS.com, and click on the August 6 Shareholder Call Slide Show button.  The quarterly shareholder presentation includes a summary slide show to accompany the call that participants may download and print, a longer version with supplementary information, and a downloadable spreadsheet with summary financial data.  Participants will also be able to access the complete streaming presentation on our website.  The shareholder presentation will be made available shortly after the earnings release on August 5.  You may wish to take the time to review the slides in advance of the Shareholder Call.

For the convenience of our shareholders, there will be a recording available from 9:30 p.m. August 6 until 11:55 p.m. August 16.  If you are interested in hearing the recording of the presentation, please dial 800-475-6701 and enter code 691292.  International callers may dial 320-365-3844 and enter the same code, 691292.  We will also have the Shareholder Slide Show with audio accompaniment available on our website, www.ACAS.com, starting August 6.

For further information or questions, please do not hesitate to call our Shareholder Relations department at (301) 951-6122.

American Capital is a publicly traded buyout and mezzanine fund with capital resources exceeding $1.7 billion.  American Capital is an equity partner in management and employee buyouts; invests in private equity buyouts, and provides capital directly to private and small public companies.  American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions and recapitalizations.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Principal, at (800) 248-9340, or visit our website at www.AmericanCapital.com.

This press release contains forward-looking statements.  The statements regarding expected results of American Capital Strategies are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional or national economic conditions, or changes in the conditions of the industries in which American Capital has made investments.